NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 06, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 20, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of the FIS Bright Portfolios Focused Equity ETF (BRIF old, CUSIP 78433H626) into the FIS Bright Portfolios Focused Equity ETF (BRIF new, CUSIP 337959209) became effective on Febuary 20, 2026. Shares of the FIS Bright Portfolios Focused Equity ETF (BRIF old, CUSIP 78433H626) converted into shares of the FIS Bright Portfolios Focused Equity ETF (BRIF new, CUSIP 337959209) with the same aggregate net asset value of the target ETF at the time of the reorganization. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the FIS Bright Portfolios Focused Equity ETF (BRIF old, CUSIP 78433H626) and does not affect the continued listing on NYSE Arca of the FIS Bright Portfolios Focused Equity ETF (BRIF new, CUSIP 337959209). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 23, 2026.